Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of August 12, 2024 (the “Effective Date”), is made by and among Psychemedics Corporation, a Delaware corporation (the “Company”), 3K Limited Partnership, a Delaware limited partnership (“3K”), Peter H. Kamin, a natural person in his individual capacity (“Mr. Kamin”), the Peter H. Kamin Revocable Trust dated February 2003 (the “2003 Trust”), the Peter H. Kamin Childrens Trust dated March 1997 (the “1997 Trust”), the Peter H. Kamin GST Trust (the “GST”) and the Peter H. Kamin Family Foundation (the “Foundation”). Each of 3K, Mr. Kamin, the 2003 Trust, the 1997 Trust, the GST and the Foundation are referred to herein as an “Investor” and together as the “Investors”.

WHEREAS, the Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, shares of common stock of the Company, par value $0.005 per share (the “Common Stock”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company intends to use the proceeds from the issuance and sale of the shares of Common Stock to the Investors hereunder (the “Financing”) to (a) purchase fractional shares of Common Stock (the “Cash-Out”) resulting from a reverse stock split of the Common Stock (the “Stock Split”) to be effectuated by the Company in connection with the delisting of the Common Stock from The Nasdaq Stock Market, LLC and subsequent deregistration (the “Deregistration”) of the Common Stock under Sections 12(b) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to obtaining the Requisite Stockholder Approval (as defined below) and the satisfaction or waiver of the other conditions described herein, and (b) for working capital and other general corporate purposes in its sole discretion.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.              Purchase and Sale of Shares.

(a)          Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company shall issue and sell to the applicable Investors, and the applicable Investors shall purchase from the Company, the number of Shares (as defined below) set forth in the Closing Certificate (as defined below), at a purchase price per Share of $2.35 (the “Stock Price”). The final allocation of Shares among the Investors and each Investor’s pro rata portion of the Purchase Price (each expressed on a percentage basis) shall be provided by 3K to the Company in writing not less than three (3) business days prior to the Closing Date.

(b)           The aggregate number of shares of Common Stock to be issued and sold to the Investors hereunder (the “Shares”) shall equal the quotient of (x) the Purchase Price (as defined below) divided by (y) the Stock Price (rounded down to the nearest whole share), provided that in no event shall the aggregate number of Shares exceed 1,595,744 shares. The aggregate purchase price for the Shares (the “Purchase Price”) shall equal the sum of (i) the amount in United States dollars necessary for the Company to purchase in the Cash-Out all fractional shares of Common Stock resulting from the application of the Approved Split Ratio (as defined below), such Purchase Price to be determined by the Company, plus (ii) $500,000, also at the Stock Price, provided, that in no event shall the Purchase Price exceed $3,750,000.

2.              Closing; Delivery of Shares.

(a)          The closing of the purchase and sale of Shares contemplated hereby (the “Closing”, and the date that the Closing occurs, the “Closing Date”) shall be contingent upon the satisfaction or waiver of the conditions set forth in Section 3. Subject to Sections 3 and 9, the parties hereto agree that the Closing shall occur on the date of, and concurrently with, the filing of the Charter Amendment with the Delaware Secretary.

(b)          Not less than (3) business days prior to the date of the Transaction Stockholder Meeting (as defined below), each Investor shall deposit such Investor’s pro rata portion of the Estimated Purchase Price (as defined below), by wire transfer of United States dollars in immediately available funds, in an escrow account (the “Escrow Account”) established by the Company for such purpose at a third-party escrow agent (such escrow agent to be reasonably acceptable to the Investors) (the “Escrow Agent”), pursuant to an escrow agreement to be entered into on or prior to such date by and among the Company, the Escrow Agent and the Investors (the “Escrow Agreement”) in form and substance reasonably acceptable to the Company and 3K. If any Investor is unable to fund its portion of the Purchase Price pursuant to this Section 2, 3K shall fund such amount on such Investor’s behalf in accordance with this Section 2. On the Closing Date (and following the Closing), (i) the Investors and the Company shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Purchase Price (subject to Section 2(c)) to such account(s) of the Company or the Company’s agent (including any transfer, paying or exchange agent designated by the Company) as may be designated by the Company and (ii) subject to receiving the Underfunded Amount (if any) pursuant to Section 2(c), the Company shall deliver or cause to be delivered to the applicable Investor the Shares purchased by such Investor in book entry (or if requested by the applicable Investor in writing at a reasonable time in advance of the Closing, certificated) form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of such Investor (or such Investor’s nominee in accordance with such Investor’s delivery instructions) or to a custodian designated by such Investor, as applicable. If this Agreement is terminated prior to the Closing and any funds have, prior to such termination, been wired by any Investor to the Escrow Account pursuant to this Section 2(b), then promptly after such termination, the Company shall instruct the Escrow Agent to promptly return such funds to such Investor by wire transfer of United States dollars in immediately available funds to the account(s) specified by such Investor.

(c)          Not less than five (5) business days before the date of the Transaction Stockholder Meeting, the Company shall deliver to 3K its good faith estimate of the Purchase Price (the “Estimated Purchase Price”), together with documentation supporting such calculation. If the Closing occurs and the Estimated Purchase Price exceeds the Purchase Price (such difference, the “Overfunded Amount”), the Company and Investors shall promptly deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to promptly return to each Investor such Investor’s pro rata portion of the Overfunded Amount to the applicable account(s) specified by such Investor. If the Closing occurs and the Purchase Price exceeds the Estimated Purchase Price (such difference, the “Underfunded Amount”), each Investor shall, within one (1) business day following the Closing, deposit to such account(s) of the Company or the Company’s agent (including any transfer, paying or exchange agent designated by the Company) as may be designated by the Company, by wire transfer of United States dollars in immediately available funds, such Investor’s pro rata portion of the Underfunded Amount subject to Section 1(b).

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3.              Closing Conditions.

(a)          The obligations of the Company and the Investors to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or valid waiver on or prior to the Closing Date (unless otherwise specified) of the following conditions:

(i)          no Governmental Body of competent jurisdiction shall have rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and which then makes the consummation of the transactions contemplated hereby illegal or then restrains or prohibits the consummation of the transactions contemplated hereby;

(ii)         the Transaction Closing Conditions shall have been satisfied; and

(iii)        this Agreement shall not have been terminated in accordance with Section 9.

(b)          The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or valid waiver on the Closing Date of the following conditions:

(i)          all representations and warranties of the Investors contained in Section 5 shall be true and correct in all material respects at and as of the Closing Date (without regard to any materiality qualification contained therein), except to the extent such representations and warranties are specifically made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects only as of such date (without regard to any materiality qualification contained therein);

(ii)         the Investors shall have performed, satisfied and complied in all material respects with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by them at or prior to Closing; and

(iii)        the Investors shall have delivered the items set forth in Section 3(e).

(c)          The obligations of the Investors to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or valid waiver on the Closing Date of the following conditions:

(i)          all representations and warranties of the Company contained in Section 4 shall be true and correct in all respects at and as of the Closing Date, except (A) to the extent such representations and warranties are specifically made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date, and (B) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualification contained therein) has not had a Material Adverse Effect;

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(ii)         the Company shall have performed, satisfied and complied in all material respects with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by it at or prior to Closing;

(iii)        the Company shall have delivered the items set forth in Section 3(d);

(iv)        the Company shall have received the requisite approval of the Company’s stockholders, at an annual or special meeting of the Company’s stockholders convened for such purpose (which may include other purposes) (the “Transaction Stockholder Meeting”), of (A) the terms and conditions of this Agreement, including the issuance of the Shares to the Investors pursuant to this Agreement, and (B) the Stock Split at a ratio between 1-for-4,000 and 1-for-6,000 (collectively, the “Requisite Stockholder Approval”); and

(v)          the Company shall have delivered to the Investors a certificate (the “Closing Certificate”) setting forth (A) the final Stock Split ratio approved by the Company’s board of directors (the “Board”) following the Transaction Stockholder Meeting (such final approved ratio, the “Approved Split Ratio”), (B) evidence of the Board’s approval, as recommended by an Independent Committee of the Board, of the filing by the Company with the Secretary of State of the State of Delaware (the “Delaware Secretary”) of a Certificate of Amendment (the “Charter Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to effect the Stock Split on the basis of the Approved Split Ratio and (C) the Company’s calculation of the number of Shares and the Purchase Price (the conditions set forth in Sections 3(c)(iv) and 3(c)(v), together, the “Transaction Closing Conditions”).

(d)          The Company shall deliver or cause to be delivered to the Investors the following at the times stated:

(i)          on the date hereof, this Agreement duly executed by the Company;

(ii)         not less than (3) business days prior to the date of the Transaction Stockholder Meeting, the Escrow Agreement duly executed by the Company and the Escrow Agent;

(iii)        on the Closing Date, a duly executed certificate of the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 3(c)(i) and 3(c)(ii) have been satisfied;

(iv)        on the Closing Date, a duly executed joint written instructions to the Escrow Agent to release the Purchase Price to the Company;

(v)         on the Closing Date, a duly executed copy of the irrevocable instructions to the Company’s transfer agent (the “Transfer Agent”) instructing the Transfer Agent to deliver a book entry statement evidencing the Shares to be issued in book entry form, registered in the name of each applicable Investor; and

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(vi)         on the Closing Date, a legal opinion from the Company’s legal counsel with respect to the matters set forth on Schedule 3(d)(vi).

(e)          The Investors shall deliver or cause to be delivered to the Company the following at the times stated:

(i)          on the date hereof, this Agreement duly executed by the Investors;

(ii)         not less than (3) business days prior to the date of the Transaction Stockholder Meeting, the Escrow Agreement duly executed by the Investors;

(iii)        on the Closing Date, duly executed joint written instructions to the Escrow Agent to release the Purchase Price to the Company; and

(iv)        on the Closing Date, a duly executed certificate of an authorized officer or representative of each Investor confirming that the conditions set forth in Sections 3(b)(i) and 3(b)(ii) have been satisfied.

4.              Company Representations and Warranties. The Company hereby represents and warrants to each Investor as of the Effective Date as follows:

(a)          Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

(b)          Authorization of Shares. The Shares have been duly authorized and, when issued and delivered to the applicable Investor against full payment therefor in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and non-assessable and will (i) not have been issued in violation of or subject to any preemptive or similar rights created under the Charter, the Company’s Amended and Restated Bylaws (the “Bylaws”) or under the laws of the State of Delaware and (ii) not be subject to any liens (other than liens imposed by applicable securities laws), preemptive rights, rights of first refusal, subscription or other similar rights of stockholders.

(c)          Authorization; Due Execution; Enforceability. This Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity. The execution, delivery and performance by the Company of this Agreement and each ancillary document contemplated hereby to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or will be when delivered) duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company, the Board or its stockholders (except as expressly contemplated by this Agreement).

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(d)          No Conflicts. The execution, delivery and performance of this Agreement, including the issuance and sale of the Shares and the consummation of the transactions contemplated hereby, will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the material property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the material property or assets of the Company is subject, in each case which would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Agreement; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any government, governmental authority or court (each, a “Governmental Body”) having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Agreement.

(e)          No Consents. Assuming the accuracy of the representations and warranties of the Investors herein, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Body, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Agreement, other than (i) the filing of the Charter Amendment with the Delaware Secretary, (ii) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of a proxy statement with respect to the Transaction Stockholder Meeting, (iii) any required filing of a Notice of Exempt Offering of Securities on Form D with the SEC under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), (iv) the filing with the SEC of a registration statement as and when required pursuant to Section 6, (v) any filings required by applicable state or federal securities laws, (vi) any filings or notices required by The Nasdaq Stock Market (“Nasdaq”) and (vii) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

(f)          Capitalization. As of the Effective Date, the authorized capital stock (the “Capital Stock”) of the Company consists of (i) 50,000,000 shares of Common Stock and (ii) 872,521 shares of preferred stock, par value of $0.005 per share (the “Preferred Stock”). As of the Effective Date, (A) 5,824,036 shares of Common Stock are issued and outstanding and (B) no shares of Preferred Stock are issued and outstanding. All issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights. Except as set forth above and disclosed in the SEC Documents, as of the Effective Date, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company shares of Common Stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the Effective Date, the Company has no subsidiaries, other than as set forth in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than as set forth in the SEC Documents.

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(g)          SEC Documents; Financial Statements. The Company has made available to the Investors (including via the SEC’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Company with the SEC prior to the Effective Date (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act contained, when filed and as amended to the Effective Date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and such SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the SEC since its initial registration of the Common Stock with the SEC, except where the failure to timely file was not material. As of the Effective Date, there are no material outstanding or unresolved comments in comment letters from the Staff of the SEC with respect to any of the SEC Documents. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h)          Absence of Litigation. Except as disclosed in the SEC Documents and for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any Governmental Body pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any Governmental Body outstanding against the Company.

(i)          Material Changes; Undisclosed Events, Liabilities or Developments. Except as disclosed in the SEC Documents, since the date of the latest audited financial statements included within the SEC Documents filed with the SEC, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its Capital Stock and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company equity incentive plans.

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(j)          Compliance with Laws. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from any Governmental Body that alleges the Company is not in compliance with any applicable law, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(k)          Finder’s Fees. The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement for which the Investors could become liable.

(l)          Investment Act. The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(m)         Private Placement. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Agreement, it is not necessary to register the Shares under the Securities Act. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(n)          Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Shares to (i) purchase in the Cash-Out fractional shares of Common Stock resulting from the Stock Split and (ii) pay the costs and expenses related to the transactions contemplated by this Agreement, as well as the Stock Split and the Deregistration. The Company shall use any proceeds from the issuance and sale of the Shares remaining after the payment of the expenditures described in the foregoing clauses (i) and (ii) for working capital and other general corporate purposes in its sole discretion.

(o)          Ownership.  Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5(m), the Board has taken all action necessary to ensure as of the Effective Date that the restrictions applicable to business combinations contained in Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”), shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Financing.

5.              Investors Representations and Warranties. Each Investor, separately and not jointly, represents and warrants to the Company as of the Effective Date as follows:

(a)          Accredited Investor. At the time such Investor was offered the Shares, it was, and as of the Effective Date, the Investor is, (i) an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) and (ii) acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor is not an entity formed for the specific purpose of acquiring the Shares.

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(b)          Private Placement. Such Investor understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing will not have been registered under the Securities Act. The Investor understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by such Investor absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect, and as a result, the Investors may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

(c)          Purchase of Shares. The Investor understands and agrees that it is purchasing the Shares directly from the Company. The Investor further acknowledges that there have been no representations, warranties, covenants or agreements made to the Investor by the Company, or any of its directors, officers, employees or other representatives, expressly (other than those representations, warranties, covenants and agreements included in this Agreement) or by implication.

(d)          Access to Information. The Investor acknowledges and agrees that it has received such information as it deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, the Investor acknowledges that it has received or had access to the SEC Documents for the purpose of making an investment decision with respect to the Shares. The Investor represents and agrees that the Investor and the Investor’s advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such information as the Investor and the Investor’s advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(e)          Knowledge. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and the Company. The Investor acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

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(f)          Experience. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the SEC Documents. The Investor is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

(g)          Economic Risks. Alone, or together with any advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company. The Investor acknowledges specifically that a possibility of total loss exists.

(h)          Independent Investigation. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investors and the representations and warranties of the Company set forth herein.

(i)          No Endorsement. The Investor understands and agrees that no Governmental Body has passed upon or endorsed the merits of the offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Company’s filings with the SEC.

(j)          Organization and Good Standing. The Investor has been duly formed and is validly existing in good standing under the laws of its jurisdiction of organization or formation.

(k)          Authorization; Due Execution; Enforceability. The execution, delivery and performance by such Investor of this Agreement is within the powers of the Investor, has been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Investor, any order, ruling or regulation of any Governmental Body, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s charter documents, including its incorporation, organization or formation papers, bylaws, trust indenture or partnership or operating agreement, as may be applicable. The signature on this Agreement is genuine, and the signatory has been duly authorized to execute the same, and this Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against such Investor in accordance with its terms.

(l)          OFAC. Such Investor is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor shall provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investors are permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by such Investor and used to purchase the Shares were legally derived.

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(m)          Ownership. As of the Effective Date and for the three (3) years prior thereto, the Investor did not constitute an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

6.              Registration Rights. If, following the Deregistration, the Company registers a class of equity securities pursuant to Section 12(b) or 12(g) of the Exchange Act, then, at any time after ninety (90) days after the effective date of such registration, if the Company receives a request from one or more Investors that the Company file a Form S-1 registration statement (or Form S-3 registration statement, if the Company is eligible to use a Form S-3 registration statement) with respect to the Shares then outstanding, then the Company shall file a secondary only Form S-1 registration statement (or Form S-3 registration statement, if the Company is eligible to use a Form S-3 registration statement) (the “Registration Statement”) under the Securities Act covering the resale of the shares of Common Stock then beneficially owned by the Investors that the Investors requested to be registered (the “Registrable Securities”), as specified by notice given by all (and not less than all) the Investors to the Company, subject to the limitations set forth herein. The Company shall use commercially reasonable efforts to (i) file the Registration Statement within thirty (30) business days after the Company receives the request from the Investors (the “Filing Date”), (ii) cause the Registration Statement to become effective within thirty (30) days following the Filing Date (or, in the event of a full review by the SEC, fifty (50) days following the Filing Date); (iii) cause the Registration Statement to remain effective until the earlier of (A) the date on which the Investors have disposed of all of the Registrable Securities, (B) the eighth anniversary of the effectiveness date of the Registration Statement and (C) such time as Rule 144 is available for the disposition of all Registrable Securities without volume or manner-of-sale restrictions; and (iv) undertake any additional actions reasonably necessary to maintain the availability of, and to facilitate the disposition by the Investors of the Registrable Securities pursuant to, the Registration Statement. Each Investor shall cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement, including furnishing to the Company such information regarding itself, its affiliates, the shares of Common Stock held by them and the intended method of disposition of the Registrable Securities as shall be reasonably required to effect the registration of the Registrable Securities. The Company shall bear all expenses incurred in connection with the performance of its obligations under this Section 6. The Company’s obligations under this Section 6 shall also apply to any shares in the capital of the Company issued or issuable with respect to the Registrable Securities as a result of any stock split, stock dividend, recapitalization, exchange or similar event. For not more than thirty (30) consecutive days or for a total of not more than sixty (60) days in any twelve (12)-month period, the Company may suspend the use of any Prospectus (as defined below) included in the Registration Statement in the event the Company determines in good faith that such suspension is necessary to (x) delay the disclosure of material non-public information concerning the Company or any of its subsidiaries, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company and its subsidiaries or (y) amend or supplement the affected Registration Statement or the related Prospectus so that the Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly notify the Investors in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of the Investors) disclose to the Investors any material non-public information giving rise to an Allowed Delay, and shall advise the Investors in writing to cease all sales under the Registration Statement until the end of the Allowed Delay. “Prospectus” means (i) the prospectus included in the Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the Securities Act. The Company shall be obligated to file no more than one (1) Registration Statement pursuant to this Section 6.

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7.              Indemnification of the Investors. Subject to the provisions of this Section 7, the Company will indemnify and hold each Investor and its directors, officers, trustees, stockholders, members, partners, beneficiaries, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls such Investor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, trustees, stockholders, agents, members, partners, beneficiaries or employees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (all of the foregoing, each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement that does not result from action taken (or any failure to act where action is required hereunder), directly or indirectly, by an Investor Party, (b) in connection with any filing made by the Company with the SEC with respect to the Financing, in each case to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses, as incurred, arising out of or relating to (x) any untrue or alleged untrue statement of a material fact contained in such filing or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Investor furnished in writing to the Company by such Investor expressly for use therein, or (y) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder in connection therewith or (c) any action instituted against any Investor Party by any stockholder of the Company who is not an affiliate of any Investor Party challenging the terms of the Financing (unless such action is based upon a breach of the Investors’ representations, warranties or covenants under this Agreement or any agreements or understandings the Investor or any other Investor Party may have with any such stockholder or any violations by any Investor or any other Investor Party of state or federal securities laws or any conduct by any Investor or any other Investor Party which constitutes fraud, gross negligence, willful misconduct, bad faith or malfeasance). Promptly after receipt by any Investor Party (the “Indemnified Person”) of notice of any demand, claim or circumstances which could reasonably be expected to give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to this Section 7, such Indemnified Person shall promptly notify the Company in writing and the Company shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses for such counsel; provided, however, that the failure of any Indemnified Person to so notify the Company shall not relieve the Company of its obligations hereunder except to the extent the Company is actually and materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; (ii) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Person in such proceeding; or (iii) in the reasonable judgment of counsel to such Indemnified Person, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; provided, however, that (i) the Company shall not be responsible for the fees and expenses of more than one (1) counsel for all Indemnified Persons and (ii) any such amounts shall be repaid to the Company if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified by the Company as contemplated by this Section 7. Notwithstanding anything herein to the contrary, the Company shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not affect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

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8.              Director Nominations; Board Size.

(a)          Designation Rights. Subject to Section 8(e) and the second sentence of Section 8(c), from and after the Closing Date, in connection with each annual or special meeting of stockholders of the Company (and any adjournment, postponement, rescheduling or continuation thereof) occurring after the Closing Date at which directors of the Company are to be elected (each, a “Stockholder Meeting”), (i) the Company shall include two individuals designated by 3K pursuant to Section 8(c) and satisfying the Eligibility Criteria (as defined below) (each, a “3K Director Nominee”) as nominees for election to the Board in its proxy statement (or similar materials) and proxy card in respect of such Stockholder Meeting and (ii) the Board shall recommend to the stockholders of the Company the election of such 3K Director Nominees to the Board at such Stockholder Meeting in the same manner as it recommends the election of the Company’s other director nominees. Each 3K Director Nominee elected to the Board shall continue to hold office until the next Stockholder Meeting (or the then applicable director term under the Company’s Charter and Bylaws) and until his or her successor is elected and qualified in accordance with the Bylaws or until such individual’s earlier resignation, death or removal. In the event the stockholders of the Company are permitted to elect directors by action by written consent pursuant to the Bylaws and applicable law, the provisions of this Section 8 shall be applied mutatis mutandis in connection with any such action.

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(b)          Replacement Directors. Subject to Section 8(e), if at any time (other than a period between a Forfeited Annual Meeting (as defined below) and the next-to-occur Stockholder Meeting that is not a Forfeited Annual Meeting) a 3K Director Nominee (or Replacement 3K Director Nominee, as defined below) ceases to be a director for any reason (including resignation or removal), 3K shall have the ability to designate an individual to be a replacement director pursuant to Section 8(c) (a “Replacement 3K Director Nominee”), and if such individual satisfies the Eligibility Criteria, the Board shall within five (5) business days appoint such Replacement 3K Director Nominee to fill the applicable vacancy.

(c)          Procedure. Within ten (10) business days following a written request therefor from the Company (which may be by email), 3K shall notify the Company in writing (which may be by email) of the identity (including name and professional qualifications and affiliations) of each individual designated by 3K for nomination for election to the Board at the Company’s next-to-occur Stockholder Meeting. If 3K fails to respond to such written request within ten (10) business days of delivery thereof, (i) 3K shall be deemed to have forfeited its rights under Section 8(a) in respect of the Company’s next-to-occur Stockholder Meeting (the “Forfeited Annual Meeting”) and (ii) the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Board may nominate such persons for election to the Board (in lieu of the 3K Director Nominees) at the next-to-occur Stockholder Meeting as they determine in their sole discretion. Each 3K Director Nominee and each Replacement 3K Director Nominee must (i) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld) (the “Acceptability Requirement”), (ii) qualify as “independent” pursuant to Nasdaq listing standards, if applicable, and (iii) have the relevant financial and business experience to be a director of the Company (collectively, the “Eligibility Criteria”). 3K shall cause each proposed 3K Director Nominee and each proposed Replacement 3K Director Nominee to (i) submit to the Company a fully completed copy of the Company’s standard directors’ and officers’ questionnaire (as may be modified from time to time) and other reasonable and customary director onboarding documentation applicable to directors of the Company and (ii) submit to an interview with the Board and/or the Nominating Committee, in each case, as and when requested by the Company. The Nominating Committee shall make a determination regarding whether such proposed 3K Director Nominee or Replacement 3K Director Nominee (as applicable) meets the Eligibility Criteria (other than the Acceptability Requirement) within five (5) business days after the later of (1) such 3K Director Nominee or Replacement 3K Director Nominee, as applicable, having submitted to the Company any required documentation and (2) representatives of the Board and/or the Nominating Committee having conducted customary interview(s) of such 3K Director Nominee or Replacement 3K Director Nominee (as applicable), if such interviews are requested by the Board or the Nominating Committee and, if it determines so, recommend to the Board whether the 3K Director Nominee or Replacement 3K Director Nominee should satisfy the Acceptability Requirement. If the Nominating Committee determines such proposed 3K Director Nominee or Replacement 3K Director Nominee (as applicable) meets the Eligibility Criteria (other than the Acceptability Requirement), the Board shall determine whether such proposed 3K Director Nominee or Replacement 3K Director Nominee satisfies the Acceptability Requirement no later than five (5) business days after receiving the determinations of the Nominating Committee. The Company shall use its reasonable best efforts to cause any interview(s) contemplated by this Section 8(c) to be conducted as promptly as practicable, but in any case, assuming reasonable availability of the 3K Director Nominee or Replacement 3K Director Nominee (as applicable), within ten (10) business days after the submission of the fully completed copy of the Company’s standard directors’ and officers’ questionnaire and other reasonable and customary director onboarding documentation applicable to directors of the Company with respect to such 3K Director Nominee or Replacement 3K Director Nominee (as applicable). If it is determined that the 3K Director Nominee or Replacement 3K Director Nominee (as applicable) does not satisfy one or more of the Eligibility Criteria, 3K shall have the right to designate additional person(s) as the applicable 3K Director Nominee or Replacement 3K Director Nominee in accordance with the procedures described in this Section 8(c), and the parties hereto shall continue to follow the procedures of this Section 8(c), in each case until a 3K Director Nominee or Replacement 3K Director Nominee (as applicable) is determined to meet the Eligibility Criteria.

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(d)          Board Size. Subject to Section 8(e), from and after the Closing Date, the Company agrees that the size of the Board shall not, without 3K’s prior written consent, exceed five (5) directors.

(e)          Out. 3K irrevocably agrees that, notwithstanding anything to the contrary in this Section 8, if, at any time from and after the Closing Date, a committee of the Board comprised solely of directors unaffiliated with, and independent from, 3K (an “Independent Committee”), determines in good faith after consultation with its legal counsel that (i) with respect to any 3K Director Nominee or Replacement 3K Director Nominee, action by the Board in furtherance of the nomination, appointment or reelection of such 3K Director Nominee or Replacement 3K Director Nominee to the Board or (ii) compliance with the requirements of Section 8(d), in either such case would not be in the best interests of the Company and its stockholders in their capacity as such and notifies 3K in writing of such determination, then (x) in the case of a determination under the foregoing clause (i), the Board will not so recommend (or if so recommended, will revoke the recommendation of) such 3K Director Nominee or Replacement 3K Director Nominee for election to the Board, if such 3K Director Nominee or Replacement 3K Director Nominee is then on the Board, he or she need not be, and 3K waives its right to require that such 3K Director Nominee or Replacement 3K Director Nominee be, recommended for reelection to the Board, and, as applicable, the Board shall not be required to appoint such Replacement 3K Director Nominee to the Board and (y) in the case of a determination under the foregoing clause (ii), the Board shall thereafter not be required to comply with the provisions of Section 8(d) (provided, that, prior to making any determination pursuant to the foregoing clause (ii), the Board shall consult with 3K, it being understood that any such determination pursuant to the foregoing clause (ii) shall be in the Board’s sole discretion). Subject to the Board’s rights pursuant to this Section 8(e) not to nominate, recommend or appoint any 3K Director Nominee or Replacement 3K Director Nominee following the designation thereof by 3K, nothing in this Section 8(e) shall limit 3K’s rights to pursuant to this Section 8 to designate a 3K Director Nominee or Replacement 3K Director Nominee, as applicable.

(f)          Termination. The terms of this Section 8, including the rights of 3K conferred herein, shall terminate and be of no further force or effect at such time as (i) the Investors own of record or beneficially (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate less than ten percent (10%) of the then-outstanding Common Stock or (ii) any Investor commits a material breach of this Agreement as finally determined by a court of competent jurisdiction (except to the extent such breach is capable of being cured and the Investor has cured such breach within twenty (20) days after receipt of written notice of such breach from the Company). 3K shall (x) promptly notify the Company at such time as the Investors own of record and/or beneficially in the aggregate less than ten percent (10%) of the then-outstanding Common Stock and (y) within three (3) business days following any request by the Company, provide to the Company a written statement of the number of shares of Common Stock owned of record and/or beneficially by the Investors as of the date of such statement. In the event of any termination pursuant to this Section 8(f), if requested by the Company following the effective time of such termination, 3K shall cause each 3K Director Nominee or Replacement 3K Director Nominee then serving on the Board to tender his or her resignation from the Board within three (3) business days following the receipt of such request from the Company to 3K.

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9.              Termination. This Agreement shall terminate and be void and of no further force and effect upon the earlier to occur of (a) the mutual written agreement of each of the parties hereto to terminate this Agreement (taking into account the matters set forth on Schedule 9, as applicable) or (b) the delivery of written notice by the Company to the Investors to terminate this Agreement (provided, that the Company may only exercise its termination right pursuant to this clause (b) prior to the Closing). Upon any such termination, all rights and obligations hereunder of the parties hereto shall terminate without any further liability in respect thereof on the part of either party hereto or any of their respective affiliates or any of such party’s or affiliates’ respective directors, officers, employees or other representatives. Sections 13 and 14 will survive any termination of this Agreement and continue indefinitely.

10.            Non-Reliance; No Other Representations and Warranties. Except as expressly set forth in this Agreement, no party makes any representation or warranty to any other party of any nature, express or implied. Each Investor acknowledges and agrees that, in connection with its entry into this Agreement, it is not relying on any representations or warranties (including the accuracy or completeness thereof) other than the representations and warranties contained herein.

11.            Disclosure; Investors Information for Transaction Filings.

(a)          Disclosure. The Company shall (a) by the Disclosure Time (as defined below), issue a press release disclosing the material terms of the transactions contemplated hereby (the “Press Release”), and (b) file, within the time required by the Exchange Act, a Current Report on Form 8-K, including this Agreement as an exhibit thereto, with the SEC. Upon the issuance of the Press Release, to the Company’s knowledge, the Investors shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or agents. Prior to the issuance of the Press Release and subject to the terms of this Agreement, no party hereto shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby (or the Stock Split or the Deregistration) without the prior written consent of the other parties hereto, except as required by law or applicable stock exchange listing rules. Following the issuance of the Press Release, no party hereto shall make any public announcement or statement that is inconsistent with or contrary to the terms of the Press Release or this Agreement, except as required by law or applicable stock exchange listing rules or with the prior written consent of the other parties hereto.

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(b)          Investors Information for Transaction Filings. The Investors shall, upon request by the Company, promptly supply the Company in writing, for inclusion in any filings or other submissions to be made by the Company with the SEC in connection with the Transaction Stockholder Meeting (including the proxy statement in respect of such meeting) (the “Transaction Filings”), all information concerning the Investors as may requested by the Company to be included in the Transaction Filings. The Investors shall promptly correct any such information provided by the Investors if and to the extent the Investors shall have obtained knowledge that such information shall have become false or misleading in any material respect.

(c)          Transaction Stockholder Meeting. Within fifteen (15) business days after the Effective Date, the Company shall file with the SEC a preliminary proxy statement with respect to the Transaction Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval. The Company shall use its reasonable best efforts, and shall take all action necessary in accordance with applicable law and the Charter and Bylaws, as applicable, to duly call, give notice of and convene the Transaction Stockholder Meeting as soon as practicable after the date the SEC has informed the Company that it has no further comments to the preliminary proxy statement (the “Proxy Statement Clearance Date”), such that the Transaction Stockholder Meeting is held on the earliest practicable date after the Proxy Statement Clearance Date, and to cause the Stock Split to be consummated as promptly as practicable after receipt of the Requisite Stockholder Approval. The Company shall, through the Board, recommend to the Company stockholders that they vote in favor of the proposals to obtain the Requisite Stockholder Approval, and the Company shall use commercially reasonable efforts to solicit sufficient proxies from the Company stockholders in favor of the Requisite Stockholder Approval matters (which shall include engaging a proxy solicitor selected by the Company). Notwithstanding anything to the contrary contained in this Agreement, the Company may in its sole discretion, after consultation with 3K, adjourn or postpone the Transaction Stockholders Meeting only: (a) to ensure that any supplement or amendment to the proxy statement that is required by applicable law is timely provided to the Company’s stockholders; (b) if as of the time for which the Transaction Stockholders Meeting is originally scheduled there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Transaction Stockholders’ Meeting; or (c) if additional time is required to solicit proxies in order to obtain the Requisite Stockholder Approval; provided that (i) no single adjournment shall be for more than 30 days unless otherwise required by applicable law, and (ii) all such adjournments together shall not cause the date of the Transaction Stockholders Meeting to be held later than sixty (60) business days following the Proxy Statement Clearance Date.

12.           Reimbursement. The Company shall reimburse the Investors for their reasonable and documented out-of-pocket legal expenses incurred in connection with this Agreement; provided, however, that such reimbursement shall not exceed $75,000 in the aggregate.

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13.           Governing Law; Jurisdiction. This Agreement, and all matters, claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or in connection with or relate to this Agreement or the negotiation, execution, enforceability or performance of this Agreement (including any matter claim or cause of action based upon, arising out of or in connection with or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

14.           Miscellaneous.

(a)          Amendments and Waivers. This Agreement may not be amended or modified except by an instrument in writing signed by each party hereto. No provision of this Agreement may be waived except by an instrument in writing signed by the party against whom enforcement of such waiver is sought.

(b)          Assignment. Neither this Agreement nor any rights that may accrue to the Investors hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Investors without the prior written consent of the Company. Any purported transfer or assignment in violation of this Section 14(b) shall be null and void ab initio.

(c)          Entire Agreement. This Agreement and the Escrow Agreement, together with the exhibits and schedules hereto and thereto, constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof.

(d)          Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, internationally recognized overnight courier service, or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

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If to the Company, to:	with copies (which shall not constitute notice) to:
Psychemedics Corporation 5220 Spring Valley Road Dallas, TX 75254 Attn: Brian Hullinger, President and Chief Executive Officer Email: BrianH@psychemedics.com Telephone No.: (800) 628-8073

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Matthew J. Gardella; Matthew W. Tikonoff

Email: MGardella@mintz.com; MWTikonoff@mintz.com

Telephone No.: (617) 542-6000

If to the Investors, to:	with copies (which shall not constitute notice) to:

3K Limited Partnership

c/o Peter Kamin

c/o David E. Danovich

Sullivan & Worcester LLP

1251 Avenue of Americas

New York, NY 10020

Attn: David E. Danovich

Email: ddanovich@sullivanlaw.com

Telephone No.: (212) 660-3060

Sullivan & Worcester LLP

1251 Avenue of Americas

New York, NY 10020

Attn: Joseph E. Segilia; Angela Gomes

Email: jsegilia@sullivanlaw.com; agomes@sullivanlaw.com

Telephone No.: (212) 660-3027; (617) 338-2957

(e)          Additional Documents. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties hereto may reasonably deem practical and necessary in order to consummate the purchase and sale of the Shares as contemplated by this Agreement.

(f)          Additional Information. The Company may request from the Investors such additional information as the Company may deem necessary to evaluate the eligibility of the Investors to acquire the Shares, and the Investors shall provide such information to the Company upon such request to the extent readily available and to the extent consistent with the Investors’ internal policies and procedures, and provided that the Company agrees to keep any such information provided by the Investors confidential.

(g)          Affirmation. Each Investor acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Agreement. Prior to the Closing, the Investors shall promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect. Each Investor agrees that the purchase by such Investor of Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

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(h)          Disclosure. The Company is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(i)          Survival. All the agreements, representations and warranties made by each party hereto in this Agreement shall survive the Closing.

(j)          Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons, except with respect to the indemnification obligations set forth in Section 7.

(k)          Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(l)          Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(m)         3K as Representative for Investors. With respect to any provision of this Agreement that requires the consent or approval of, or notice to, any or all Investors, the consent or approval of, or notice to, solely 3K shall constitute compliance with such requirement with respect to such Investor(s).

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(n)          Headings; Interpretation; Certain Definitions. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement. As used in this Agreement, the term: (v) “Disclosure Time” shall mean, (i) if this Agreement is signed on a day that is not a trading day or after 9:00 a.m. (New York City time) and before midnight (New York City time) on any trading day, no later than 9:30 a.m. (New York City time) on the trading day immediately following the Effective Date, and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any trading day, no later than 9:30 a.m. (New York City time) on the Effective Date, (w) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (x) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any Governmental Body, whether acting in an individual, fiduciary or any other capacity; (y) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise); and (z) “Material Adverse Effect” shall mean a material adverse effect upon the business, assets or financial condition of the Company, except any such adverse effect related to or resulting from (a) general business or economic conditions affecting the industry in which the Company operates, (b) national or international political or social or conditions or hostilities, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in law or Generally Accepted Accounting Principles (GAAP) (or interpretations thereof), (e) natural disasters or other force majeure events, (f) the taking of any action contemplated or required by this Agreement or the announcement or pendency of this Agreement or the transactions contemplated hereby or the Stock Split or the Deregistration, including the impact thereof on relationships, contractual or otherwise, (g) any existing event, occurrence or circumstance with respect to which the Investors or any of their affiliates has knowledge as of the Effective Date, (h) changes in the trading price or trading volume of the Common Stock (it being understood that, in the case of this clause (h), the facts or occurrences giving rise or contributing to such change may be taken into account in determining whether a Material Adverse Effect has occurred), (i) any failure by the Company to meet any estimates, projections, budgets, forecasts or expectations of revenue, earnings or other financial performance or results of operations for any period (it being understood that, in the case of this clause (i), the facts or occurrences giving rise or contributing to such failure may be taken into account in determining whether a Material Adverse Effect has occurred), (j) any stockholder litigation or other claims arising from or relating to this Agreement or the Stock Split or the Deregistration or (k) any delay in the holding of the Transaction Stockholder Meeting or the consummation of the Stock Split (except, in the case of clauses (a)-(e), to the extent such condition would have a materially disproportionate impact on the Company as compared to other industry participants).

(o)           Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the Effective Date.

COMPANY:

PSYCHEMEDICS CORPORATION

By:	/s/ Brian Hullinger
Name: Brian Hullinger
Title: President and Chief Executive Officer

INVESTORS:

3K LIMITED PARTNERSHIP

By:	/s/ Peter H. Kamin
Name: Peter H. Kamin
Title: General Partner

PETER H. KAMIN

/s/ Peter H. Kamin

PETER H. KAMIN REVOCABLE TRUST DATED FEBRUARY 2003

By:	/s/ Peter H. Kamin
Name: Peter H. Kamin
Title: Trustee

PETER H. KAMIN CHILDRENS TRUST DATED MARCH 1997

By:	/s/ Peter H. Kamin
Name: Peter H. Kamin
Title: Trustee

PETER H. KAMIN GST TRUST DATED MARCH 1997

By:	/s/ Peter H. Kamin
Name: Peter H. Kamin
Title: Trustee

PETER H. KAMIN FAMILY FOUNDATION

By:	/s/ Peter H. Kamin
Name: Peter H. Kamin
Title: Trustee

[Signature Page to Stock Purchase Agreement]

Schedule 3(d)(vi)

Form of Legal Opinion

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business and is in good standing in the State of [*].

2.	The Company has the requisite corporate power and authority to execute, deliver and perform all of its obligations under the Stock Purchase Agreement and the Escrow Agreement, including, without limitation, the issuance of the Shares in accordance with the terms thereof. The execution and delivery of the Stock Purchase Agreement and the Escrow Agreement by the Company and the consummation by it of the transactions contemplated therein (including, without limitation, the issuance and sale of the Shares) have been duly authorized by the Board and no further consent or authorization of the Company, its Board or its stockholders is required therefor, except for receipt of the Requisite Stockholder Approval (as defined in the Stock Purchase Agreement) and any further authorizations by the Board that have been obtained. The Stock Agreement and the Escrow Agreement have been duly executed and delivered by the Company. The Stock Purchase Agreement and the Escrow Agreement constitute valid and binding agreements or obligations of the Company, enforceable against the Company in accordance with their respective terms.

3.	The execution, delivery and performance of the Stock Purchase Agreement and the Escrow Agreement by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Shares, and the compliance by the Company with the terms thereof (a) do not result in a violation of (i) the Company’s Charter or Bylaws, (ii) the Delaware General Corporation Law or (iii) any federal law of the United States or any rule or regulation thereunder, and (b) do not result in the creation of any lien, security interest or other encumbrance upon any of the Company’s material properties.

4.	The Shares have been duly authorized and, when issued pursuant to the terms of the Stock Purchase Agreement, will be validly issued, fully paid and nonassessable.

5.	Assuming the accuracy of the representations of the Investors contained in the Stock Purchase Agreement, the offer and sale of the Shares in accordance with the Stock Purchase Agreement and the issuance and delivery of the Shares in accordance with the Stock Purchase Agreement constitute transactions exempt from the registration requirements of the Securities Act of 1933, as amended, subject to the timely filing of a Form D pursuant to Securities and Exchange Commission Regulation D (“Regulation D”).

6.	No authorization, approval, consent, filing or other order of any Delaware court or federal governmental body is required to be obtained under the Delaware General Corporation Law or the federal law of the United States, respectively, by the Company to enter into and perform its obligations under the Stock Purchase Agreement or the Escrow Agreement, or for the issuance and sale of the Shares in accordance with the Stock Purchase Agreement, except (a) the filing of a Form D under Regulation D, (b) the filing of a Form 8-K pursuant to the Securities Exchange Act of 1934, as amended, (c) any action necessary in order to qualify the Shares under applicable securities or “Blue Sky” laws of the states of the United States and (d) those that have been obtained or made.

For the avoidance of doubt, the foregoing opinions are not being given with respect to the Stock Split or the Deregistration.

Schedule 9

The Company and the Investors hereby agree that if, between the date of this Agreement and the Closing, (a) there arises any suit, action, or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or (b) one or more stockholders of the Company shall have exercised appraisal rights pursuant to Section 262 of the Delaware General Corporation Law in connection with the transactions contemplated by this Agreement, then, in each case, the Company and 3K will discuss with each other whether consummating the transactions contemplated by this Agreement continues to be in the best interests of the Company’s stockholders, as determined by the Board of Directors; it being understood that no party to the Agreement shall be obligated to consent to a termination of this Agreement in connection with such discussion.